                                                                 EXHIBIT 10.1(L)
                          OVERDRAFT FACILITY AGREEMENT
                          ----------------------------

THE UNDERSIGNED:

I. COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., established at AMSTERDAM, the Netherlands, hereinafter referred to as: Rabobank Nederland;

II. HEERLEN ABS MANUFACTURING C.V., a commanditaire vennootschap established under the laws of the Netherlands, having its registered address at Schouwburgplein 30-34 Rotterdam, the Netherlands and having its offices at 1209 Orange Street, 19801 Wilmington, Delaware, USA,

     hereinafter (also) referred to as: the Borrower;

HAVE AGREED AS FOLLOWS:

Rabobank Nederland herewith grants to the Borrower, who declares to accept from Rabobank Nederland, an overdraft facility in the maximum aggregate amount of NLG 14,400,000.-- (fourteen million four hundred thousand Netherlands Guilders) or the countervalue thereof in freely convertible currency subject to availability thereof to Rabobank Nederland, subject to the following terms and conditions, said overdraft facility hereinafter referred to as: the Facility.

ARTICLE 1  PURPOSE
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The Borrower shall exclusively use the proceeds of the Facility for (i) the construction of a new production plant, production equipment and starting costs for and related to ABS manufacturing in Heerlen, the Netherlands and (ii) furthermore general corporate purposes.

ARTICLE 2  AVAILABILITY
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1.   Subject to the contents of Articles 12 and 13 hereof, the Facility will be available to the Borrower until further notice.

2. The Facility is only available to the Borrower up to a maximum amount which is less than or equal to the following borrowing base (the "Borrowing Base"):
     a. 70% of the total value of the accounts receivable (including arising from insurance policies, but disregarding accounts receivable outstanding for more than ninety days, intercompany claims and claims which are apparently unrecoverable) pledged to Rabobank Nederland by the Borrower, Heerlen ABS Manufacturing B.V. established at Heerlen, the Netherlands and Kelsey-Hayes GmbH established at Mainz-Kastel, Germany; plus

     b. 50% of the total value of the raw materials, semi-finished products and finished products owned by the Borrower or Heerlen ABS Manufacturing B.V. or Kelsey-Hayes GmbH and pledged to Rabobank Nederland. Rabobank Nederland shall determine the Borrowing Base in its sole discretion and the Borrower undertakes to provide Rabobank Nederland with all such lists and documents, duly signed on its behalf, as Rabobank Nederland may request in connection therewith.

ARTICLE 3    USE
- - ---------    ---

1. The Facility will be administrated in one or more accounts in the books of Rabobank Nederland.

2.   The Facility is available for:
     (i) carrying out of payment instructions in the relevant currency to be debited on the above mentioned account(s), and,
     (ii) discounting of drafts, opening of letters of credit and issuance of guarantees or other obligations to be undertaken by Rabobank Nederland for the account of the Borrower, in the relevant currency, on such conditions as will be agreed upon, and
     (iii) drawing down of cash advances in multiples of NLG 1,000,000.--(one million Netherlands guilders) for periods of 1 month, 2, 3, 6 and 12 months in Netherlands Guilders and/or other freely available currencies subject to the availability thereof to Rabobank Nederland (hereinafter referred to as: the Advance(s)), provided that the aggregate amount of the debit balance of the account(s) and the amounts of guarantees issued by Rabobank Nederland or other obligations entered into by Rabobank Nederland at the request of the Borrower and outstanding Advances shall never exceed the amount of the Facility.
     The amount available under the Facility at any time will be reduced by the total amount of the obligations of the Borrower outstanding at any such time.

3. Rabobank Nederland shall debit all dispositions as mentioned under paragraph 2 (i), amounts paid by Rabobank Nederland by virtue of any guarantees issued by Rabobank Nederland or other obligations entered into by Rabobank Nederland at the request of the Borrower (2 ii), amounts payable in connection with Advances as mentioned under paragraph 2 (iii), as well as interest, costs and fees on the account(s) of the Borrower, notwithstanding the obligation of the Borrower to pay each amount thus owed to Rabobank Nederland in full.

4. For the purpose of determining the amount available under the Facility at any time, the countervalue of amounts outstanding in currencies other than Netherlands Guilders shall be calculated according to the exchange rates at which Rabobank Nederland offers these amounts to clients such as the Borrower.

5. The Borrower shall notify Rabobank Nederland by telephone before 12.00 hrs. on any Business Day of its intention to draw down an Advance on such Business Day, indicating the amount, the selected currency and the tenor thereof which notice, once given, shall be irrevocable.
     Before 12.00 hrs. on the maturity date of each Advance the Borrower shall inform Rabobank Nederland by telephone whether it wishes to continue such Advance for another period as then to be selected by the Borrower or to convert such Advance in another currency for another period as then to be selected by it.
     In the event that the Borrower does not notify Rabobank Nederland as aforesaid, Rabobank Nederland shall debit the Borrower's account on the relevant maturity date for the amount of the relevant Advance.

6. The terms and conditions (as agreed upon by telephone between Rabobank Nederland and the Borrower) applicable to an Advance shall be confirmed in writing to the Borrower by Rabobank Nederland. The relevant confirmation letter shall in any event specify the agreed principal amount, the currency selected by the Borrower and the period of such Advance, as well as the applicable interest rate.
     The Borrower shall within 3 (three) Business Days after the date of each confirmation letter, return a copy thereof to Rabobank Nederland, such copy being duly signed by the Borrower in evidence of its agreement with the contents of the same. The contents of said letter are, in the absence thereof (but without prejudice to the foregoing), deemed to have been accepted by the Borrower, unless formally objected by the Borrower within such period.

7. Disbursement of Advances shall be effected by Rabobank Nederland by crediting the Borrower's current-account with value the date of disbursement of such Advance.

8. Advances shall be repaid at maturity together with interest and costs in connection with the Advance so to be repaid.

9. The Borrower irrevocably authorizes Rabobank Nederland to debit the account(s) of the Borrower with Rabobank Nederland in the relevant currency for aforesaid amounts.

10. The Borrower is not allowed to prepay the outstanding principal amount of an Advance, except that the Borrower is allowed to prepay the total amount of such Advance, provided that the Borrower has informed the Banks of its intention to make such prepayment at least ten Business Days before the proposed date of prepayment and on the condition that the Borrower shall reimburse the Banks for all funding losses incurred by the Banks in connection with such prepayment.

     For the purpose of this provision, "funding losses" shall mean the costs and expenses incurred by the Banks arising from or relating to the payment by the Borrower of any amount prior to the due date therefor, in each case including without limitation (i) any loss arising from the re-employment of funds through the original repayment date of an advance at rates lower than the rate of interest applicable to such advance and (ii) any loss or charge from the prepayment of any amount incurred by the Banks to fund its advances prior to their maturity.

11. For the purpose of this Facility Agreement "Business Day" means any day on which dealings and exchange in the currency in which the Facility is available between banks may be carried on in Amsterdam and London or such other place where any payment is to be made or any act is required to be performed hereunder.

ARTICLE 4           INTEREST
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1.   The rate of interest applicable to debit balances in the current account in
     Netherlands Guilders from time to time outstanding under the Facility shall be 1% (one per cent.) per annum above the promissory note discount rate of De Nederlandsche Bank N.V. at Amsterdam, to be increased by bankers surcharges, if any, provided however that such interest shall never be less than 5 % (five per cent.) per annum.

2. The rate of interest applicable to credit balances in the current account in Netherlands Guilders shall be the promissory note discount rate of De Nederlandsche Bank N.V. at Amsterdam minus 1 1/2 % ( one and one half of one per cent.) per annum.

3. The rate of interest on debit and/or credit balances in the current account in freely convertible currencies shall be Rabobank Nederland's rate for customers such as the Borrower as will be determined by Rabobank Nederland.

4. The interest rate applicable to Advances shall be 0,75% (three quarters of one per cent.) per annum above the Amsterdam Interbank Offered Rate (AIBOR) as fixed by De Nederlandsche Bank N.V. appearing on Reuter-screen at 12.00 hrs. for periods similar to the interest period of the requested Advance. Interest on Advances outstanding in Netherlands Guilders will be calculated on the basis of the actual number of days elapsed in a year of 360 days. Interest on Advances outstanding in freely convertible currencies will be calculated as is customary for Rabobank Nederland.
     Interest shall be payable on the maturity date of the respective Advance, but at least semi annually.

5. Interest on credit and/or debit balances in the current account will be calculated as is customary for Rabobank Nederland and will be debited, or credited as the case may be, into the relevant account of the Borrower quarterly in arrears as well as on the day on which the Facility has become due and payable.

6. In case the aggregate balance in the current account of the Borrower is a greater debit position than the Facility allows by virtue of debited interest or costs or whatever cause, Rabobank Nederland is entitled to charge interest of 2% (two per cent.) per annum above the interest rate mentioned in article 4, paragraph 1, calculated on the amount of such excess and computed over the period starting on the day on which the amount of the Facility was exceeded until and including the day on which such excess is remedied.
     This provision does not relieve the Borrower from its obligation to pay such amounts as may be necessary to reduce the debit position to a level which is less than or equal to the amount of the Facility.

ARTICLE 5 FEES
- - --------------

1. With regard to guarantees issued by Rabobank Nederland or other obligations entered into by Rabobank Nederland at the request of the Borrower as mentioned in Article 3, paragraph 2 (ii), the Borrower shall pay to Rabobank Nederland all such fees as are customarily charged by Rabobank Nederland with respect to such transactions.

2.   Fees shall be due and payable quarterly in arrears.

ARTICLE 6  REPAYMENT/DEFAULT INTEREST
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1.   In the event that this Facility has become due and payable, the Borrower shall repay to Rabobank Nederland the remaining outstanding principal amount of the Facility together with accrued interest, default interest and any other charges due by the Borrower to Rabobank Nederland under this Facility Agreement.

2. In the event the Borrower fails to pay any amount on its due date, the Borrower shall pay to Rabobank Nederland default interest at a rate of 2% (two per cent) per annum above the rate as mentioned in Article 4, commencing on the date said amount was due and ending on the date of actual payment of this amount.

ARTICLE 7  PAYMENTS
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All payments to be made by the Borrower under this Facility Agreement shall be made in the currency in which the amounts due are outstanding by paying the amounts at the counters of Rabobank Nederland or at such a place as Rabobank Nederland will inform the Borrower, and without set-off or counterclaim and free and clear of and without deduction for or on account of any present or future taxes of any nature.
If a day on which a payment under this Facility is due is a day on which banks in the Netherlands are closed for business, the payment will be due and payable on the next day these banks are open for business. Interest will be calculated over these extra days as well.

ARTICLE 8      ORDER OF PAYMENT
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All payments received by Rabobank Nederland from the Borrower under this
Agreement shall be used to reduce the amount which is due hereunder, and are considered to be first for costs, then for fees, interest and principal, in that order.

ARTICLE 9    ONE ACCOUNT AND SET OFF
- - ---------    -----------------------

1. For set-off purposes, all accounts in the name of the Borrower, irrespective of their nature or the currency in which they are denominated, are considered to be one and the same account.

2. In case this Facility is administrated on more than one account Rabobank Nederland is entitled to set-off any credit balance with any debit balance outstanding on any account, irrespective of whether they are due and payable or the currency in which they are outstanding.

3. Rabobank Nederland shall have the right to set-off or to apply amounts on deposit or account with it or any of its affiliates in reduction of amounts due hereunder, regardless of the currency of such amounts. The Borrower hereby authorizes Rabobank Nederland in the name of the Borrower to do all such acts and to execute all such documents and instruments as may be necessary or expedient to effect any such set-off or application.

ARTICLE 10  PLEDGE
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All of the Borrower's goods, rights and title now or in the future in the possession of Rabobank Nederland or of a third party on Rabobank Nederland's behalf are and will be pledged to Rabobank Nederland to secure any present or future obligations of the Borrower under this Facility Agreement, whether or not (conditionally as the case may be) due and payable. The Borrower herewith unconditionally and irrevocably authorizes Rabobank Nederland to exercise all rights with regard to the said collateral, including the right to sell the collateral and/or to collect claims thus pledged to Rabobank Nederland after a failure by the Borrower to satisfy a demand for payment by Rabobank Nederland.

ARTICLE 11  EVENTS OF DEFAULT
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1.   Rabobank Nederland, as well as the Borrower, is at all times entitled to cancel this Facility Agreement, provided that a three months' prior notice has been given. During this three month's notice period the Borrower is no longer entitled to use the Facility, and all amounts outstanding under the Facility will be due and payable immediately after the lapse of said period by the mere lapse of time.

2. Rabobank Nederland is at all times entitled to terminate this Facility Agreement in the event that the amount outstanding under the Facility is in excess of the maximum aggregate amount of the Facility. In that case the Borrower is no longer entitled to use the Facility and the outstanding principal amount of the Facility together with accrued interest and any other charges due by the Borrower to Rabobank Nederland under this Facility Agreement will be due and payable without any formality, if such excess is not remedied within eight Business Days after receipt by the Borrower of a notice from Rabobank Nederland.

3. The total outstanding principal amount of the Facility together with accrued interest and any other charges due by the Borrower to the Banks under this Facility Agreement will be immediately due and payable and any undrawn portion of the Facility is immediately cancelled, without giving notice or observing any other formality, except as expressly provided for hereinafter, upon occurrence of any of the events as set forth hereinafter:

     a. if the Borrower shall default in the due payment of any amount payable under this Facility Agreement or any other agreement with any of the Banks on the due date thereof, and has not remedied this default within five Business Days after receipt of a notice by the Banks to that effect.

     b. if the Borrower shall default in the due performance or observance of any other provision contained in this Facility Agreement or relating or of any other document relating to this Facility Agreement or the Borrower fails to pay any amount exceeding NLG 5,000,000.-- in aggregate due under any agreement relating to borrowed money made with another lender and such default exists for more than 8 business days after a notice by the Banks.

     c. (i) if the Guarantor or any of its direct or indirect subsidiaries fails to make any principal payment or payments in an amount of $ 10 million or more individually or $ 20,000,000 or more in the aggregate, in respect of Indebtedness of the Guarantor or any of its subsidiaries within five days of such payment becoming due and payable (after giving effect to any applicable grace period set forth in the documents governing such indebtedness) or any event that results in the acceleration of any Indebtedness of the Guarantor or any of its subsidiaries that has an outstanding principal amount of $ 10 million or more individually, or $ 20 million or more in the aggregate occurs;

         (ii) if the Guarantor or any of its subsidiaries fails to make any interest or other payment or payments (other than a principal payment) in excess of $ 2 million (individually or in the aggregate) in respect of any Indebtedness as defined hereinafter of the Guarantor or any of its subsidiaries, within five days of such interest or other payment becoming due and payable (after giving effect to any applicable grace period set forth in the documents governing such Indebtedness). "Indebtedness" shall mean in regard to any person or entity all indebtedness (including guarantees and other contingent obligations) with respect to borrowed money whatsoever nature or for the deferred purchase price of property or services, whether or not the indebtedness of such person or entity has become due and payable.
         (iii) if a final judgment that exceeds $ 5 million individually, or final judgments that exceed $ 10 million in the aggregate, for the payment of money (but except for claims which are adequately insured) are entered by a court or courts of competent jurisdiction against the Guarantor or any of its subsidiaries and such judgment or judgments shall not be discharged, satisfied, stayed, annulled or rescinded within 60 days of being entered.

     d. if any security given to the Banks including, without limitation, the guarantee, mortgage and pledges as described in Article 20 becomes unenforceable, is contested or repudiated or if the value thereof decreases substantially;

     e. if the contractual arrangements of the Borrower with General Motors or Volkswagen, as mentioned in Article 20 under (c) shall be terminated or amended if such amendment would, in the opinion of the Banks, have a material adverse effect on the Borrower's financial position;

     f. if the Borrower or the Guarantor requests suspension of payment in general in court or demands a declaration of bankruptcy or party makes a request to declare bankruptcy;

     g. if the Borrower sells, trades or otherwise disposes of its assets other than in the normal course of business;

     h. if the Borrower or the Guarantor offers any composition with regard to unpaid debts to its creditors;

     i.  if the Borrower or the Guarantor ceases to do business;

     j. if the Borrower or the Guarantor decides to dissolve, or has lost its corporate capacity;

     k.  if a notice as meant in Article 36 of the Dutch "Invorderingswet" or
         Article 16 of the Dutch "Coordinatiewet Sociale Verzekeringen" with regard to the Borrower has been filed;

     l. if an attachment ("conservatoir beslag") on any substantial asset of the Borrower or the Guarantor has not been terminated within thirty days after the day on which the attachment was effected;

     m. if an attachment ("executoriaal beslag") is made on any substantial asset of the Borrower or the Guarantor;

     n. if the Borrower fails to inform the Banks about any occurrence which would have material adverse effect for the implementation of the Facility Agreement.

ARTICLE 12  CHANGES IN BUSINESS
- - ----------  -------------------

1. The Borrower hereby undertakes towards the Banks that it shall, without the prior written consent of the Banks, not (i) materially change the conduct of its business, or (ii) amend its contract constituting the "Commanditaire Vennootschap".

2. The Borrower herewith undertakes to the Banks that it will timely inform the Banks of any intended action as set forth in paragraph 1. hereof and of an intended decision which will result in a major change in the control over the activities of its business.

3. At the request of Rabobank Nederland the Borrower shall not effectuate its intention mentioned under paragraph 2 than after parties shall have (i) considered the consequences of such event for the repayment of the outstanding amount and interests payable under the Facility and (ii) rearranged the conditions of this Facility.

4. In connection with any intended event mentioned in this article Rabobank Nederland is entitled to stipulate additional conditions which are in the opinion of Rabobank Nederland necessary to protect its reasonable interests with regard to the obligations of the Borrower under this Facility.
     In case the Borrower does not comply with these conditions within thirty Business Days, all amounts due by the Borrower of whatever nature under this Facility will become immediately due and payable without giving notice or observing any other formality.

ARTICLE 13  FINANCIAL INFORMATION
- - ----------  ---------------------

The Borrower undertakes as long as any obligation of the Borrower under this Facility Agreement is outstanding to provide the Banks with its annual financial statements, audited by an independent auditor, as soon as they have become available and in any event no later than six months after closing the accounts for the relevant year. Furthermore, the Borrower shall provide the Banks with such other financial information which the Banks may reasonably request from time to time.
The first annual financial statements to be provided hereunder will relate to the year ending January 31, 1995.

ARTICLE 14  TAXES/COSTS
- - ----------  -----------

1. All payments due from the Borrower hereunder shall be made free and clear, and without any deduction in respect or taxes, levies, fees, duties, imposts, charges or withholdings of any nature now or hereafter imposed. In the event that the Borrower is compelled to make any such deduction, as aforesaid, it will pay each of the Banks in the same manner and by the same time such additional amounts received by each of such Banks shall equal the amounts which would have been received if no deduction had been made. In such event the Borrower shall provide each of the Banks within thirty days of the date of such payment with a certificate evidencing the payment of such tax or other deduction.

2. If the Borrower makes a payment under Clause 15.1 for the account of a Bank and such Bank, in its sole opinion, determines in good faith that it has received or been granted a credit against or relief or remission for, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding or other matter giving rise to such payment, the Banks shall, in its sole opinion, have determined such amount to be attributable to the deduction or withholding or other matter which will leave the Banks (after such payment) in no better or worse position than it would have been in if such Borrower had not been required to make such deduction or withholding, then such Bank shall reimburse the Borrower as far as the foregoing is not to the detriment of such Bank.
     Nothing herein contained shall interfere with the right of each of the Banks to arrange each of its tax affairs in whatever manner each of it thinks fit or oblige any Bank to disclose any information relating to its tax affairs or any computations in respect thereof or require any Bank to do anything that would prejudice its ability to benefit from any other credits, or reliefs or remissions for, or repayments to which is may be entitled.

3. Furthermore the Borrower shall pay all withholding taxes and other taxes, as well as the reasonable costs of the enforcement of this Facility Agreement. Costs of enforcement include the costs of legal assistance incurred. The Borrower shall further more pay any and all stamp and other taxes and charges payable in connection with this Facility Agreement or any document hereunder.


ARTICLE 15  EVIDENTIAL FORCE
- - ----------  ----------------

The accounts of Rabobank Nederland shall be prima facie evidence of any amount which the Borrower may owe from time to time to Rabobank Nederland pursuant to this Facility Agreement, except in case of manifest error.

ARTICLE 16  COVENANTS
- - ----------  ---------

1. The Borrower hereby undertakes towards the Banks that its equity shall at all times be at least 35% of its total balance sheet.
     For the purpose hereof, "equity" shall mean: the paid-up share capital of Heerlen ABS Manufacturing B.V. and Kelsey-Hayes GmbH., plus the contribution paid by Kelsey-Hayes Company Inc. and Kelsey-Hayes Holding Inc. as silent partners to the capital of the Borrower, plus intercompany subordinated debts.
     For determining compliance with the above ratio, the consolidated annual audited financial statements of the Borrower, Kelsey-Hayes Netherlands Inc. and Kelsey-Hayes Heerlen Inc., consistently applied and prepared in accordance with generally accepted accounting principles in the Netherlands or such generally accepted accounting principles as may otherwise be applicable.

2. The Borrower represents and warrants towards Rabobank Nederland that at all times not more than 40% of the total amount spent on the project as mentioned in Article 1. will be financed by the Facility plus the loan in the amount of NLG 48,000,000.-- to be made to the Borrower by Rabobank Nederland and De Nationale Investeringsbank N.V.

ARTICLE 17  NEGATIVE PLEDGE
- - ----------  ---------------

1. The Borrower hereby undertakes towards the Banks that as long as the Facility or any part thereof remains outstanding or any other sum is payable under this Facility Agreement, it shall not without the prior written consent of the Banks, which consent will not be unreasonably withheld, unless the interests of the Banks will (in the opinion of the Banks) be damaged, and except as contemplated by this Facility Agreement or the agreement relating to the loan agreement of even date hereof between the Borrower, De Nationale Investeringsbank N.V. and Rabobank Nederland:

     a. create or permit to subsist any charge, mortgage, pledge or other collateral in respect of any of its property, present and/or future, nor sell, barter or otherwise alienate (including, without limitation, through any sale and leaseback- and other off-balance transactions) any of its property;

     b. lien its present and/or future assets in any way, or to make such asset subject to any third party rights or sell, barter or otherwise alienate (including, without limitation, through any sale and leaseback- and other off-balance transactions) any of its assets, other than the sale or transfer for the full value in the normal course of business.

2. The Borrower represents and warrants vis-a-vis Rabobank Nederland that none of its present or future subsidiaries or companies in which the Borrower holds or will hold the majority of the shares, will create any security interest as described in paragraph 1. hereof.

3. In the event that the Borrower will, after having obtained the written consent of Rabobank Nederland thereto, grant security to any other creditors for any present and/or future obligations arising from any agreements, the Borrower shall at the same time grant security to Rabobank Nederland for present and/or future indebtedness of the Borrower to Rabobank Nederland on account of whatsoever, whether for principal, interest or otherwise, which security will at least rank equally with the security granted to such other creditors and which will provide for at least the same coverage as obtained by such other creditors.

ARTICLE 18  PARI PASSU
- - ----------  ----------

The Borrower represents and warrants to the Banks that the obligations arising from this Facility Agreement, rank and will rank, at least pari passu with all other present and/or future unsubordinated obligations arising from any other agreements, of whatever nature, in connection with borrowed money.

ARTICLE 19  CONDITIONS PRECEDENT
- - ----------  --------------------

The commitment of the Banks to make available any amount hereunder is subject to the prior receipt by it of all of the following documents and compliance with the following conditions:

(a) To secure the due performance of the Borrower's present and future obligations under this Agreement and the loan agreement, as well as any other present or future obligation of the Borrower on any account whatsoever, the Borrower shall create, or shall cause to be created, in favour of Rabobank Nederland and/or De Nationale Investeringsbank N.V. established at Den Haag, the Netherlands:

     (1) A guarantee, duly executed by Varity Corporation (the 'Guaran-tor'), in the form as attached hereto as Exhibit A (the 'Guarantee'), together with a satisfactory opinion (in the opinion of Rabobank Nederland) of the legal counsel to the Guarantor in connection therewith and all such other documents the Banks may request in connection with the power and authority of the Guarantor;

     (2) A first mortgage on the premises of Heerlen ABS Manufacturing B.V. in an amount of NLG 50,000,000.--;

     (3) A pledge of all accounts receivables, inventory and goods of the Borrower as set forth in a pledge agreement in the form attached hereto as Exhibit B well as a pledge, or similar security interest German law, of all accounts receivable, inventory goods by Kelsey-Hayes GmbH;

     (4) Co-Debtorship Agreement between the Banks and Heerlen ABS Manufacturing B.V. and Kelsey-Hayes GmbH or such other document acceptable to the Banks providing at least the same security, in the sole discretion of the Banks, as the Co-Debtorship Agreement;

         all such deeds on terms and conditions as may bebinding and required by the Banks;

(b)  Opinions, satisfactory to Rabobank Nederland, confirming -inter alia- that
     (i) the obligations of the Borrower under this Loan Agreement and the Overdraft Facility are valid, binding and enforceable against it and (ii) that all security interests as mentioned in (a) under (1), (2) and (3) are valid, binding and enforceable instruments;

(c) Documents evidencing that the contractual arrangements of the Borrower and/or Kelsey-Hayes Company and/or Kelsey Hayes Holdings Inc. with General Motors or Volkswagen, stating that the Borrower is nominated as supplier for ABS-systems;

(d) A specimen of the persons authorized to sign or dispatch all notices, certificates and other documents on behalf of the Borrower in connection with this Loan Agreement;

(e) All such documents Rabobank Nederland may require to evidence that Kelsey-Hayes Company and/or Kelsey-Hayes Holdings Inc. has supplied an amount of at least NLG 35,000,000.-- for the development of the project as mentioned in Article 1. hereof;

(f) Documents containing the terms and conditions which apply to the NFIA-subsidy granted by the "Minister van Economische Zaken" and issued in connection with the project mentioned in article 1 of this Agreement;

(g) The contract between the limited and general partners of the Borrower constituting the "Commanditaire Vennootschap";

(h) Such other documents as the Banks may reasonably request, which apply to - inter alia- the subsidy grant under the 1993 subsidy scheme for regional investment projects, issued in connection with the project mentioned in
     Article 1. of this Agreement.

     Each of the above documents shall have to be in form and substance satisfactory to Rabobank Nederland.

ARTICLE 20  CHANGES IN CIRCUMSTANCES
- - ----------  ------------------------

1. In the event that at any time any change should be made in any applicable law or regulation of the Netherlands or in the interpretation thereof by any governmental or other authority of the Netherlands charged with the administration thereof or in the requirements of any monetary agency of the Netherlands - in particular (but without prejudice to the generality of the foregoing) in respect of any assets, advances made and/or deposits taken by Rabobank Nederland - such change increasing the cost to Rabobank Nederland (in order to meet its obligations in connection with) of the Facility made hereunder, then the Borrower shall on demand and from time to time pay to Rabobank Nederland by way of additional interest, such amounts as will fully compensate Rabobank Nederland for such additional costs, upon receipt of a proper invoice for said additional costs.
     Rabobank Nederland shall endeavor to notify the Borrower promptly of the occurrence of any such event as aforesaid and forward to the Borrower a certificate setting out the details as to any such increase in cost. Rabobank Nederland shall negotiate in good faith this new situation with the Borrower, without any responsibility for Rabobank Nederland.

2. Notwithstanding any other provision herein, the commitment of Rabobank Nederland hereunder shall terminate in the event that any change in applicable law or regulation of the Netherlands or in the interpretation thereof by any governmental authority and/or De Nederlandsche Bank N.V. therein or thereof charged with the administration of any applicable law or regulation shall make it unlawful for Rabobank Nederland to maintain or give effect to its obligations under this Facility Agreement. In such event the Borrower shall immediately repay to Rabobank Nederland all sums outstanding including accrued interest thereon and any other unpaid charges due.

ARTICLE 21  COMMUNICATIONS
- - ----------  --------------

All notices and communications made hereunder, unless otherwise agreed upon, shall be at the following addresses:

to Rabobank Nederland addressed to:
Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A.
P.O. Box 17100
3500 HG Utrecht

to the Borrower addressed to:
Heerlen ABS Manufacturing C.V.
p/a Kelsey-Hayes Netherlands Inc.
1209 Orange Street, 19801 Wilmington, Delaware, USA

and

p/a Kelsey-Hayes Heerlen Inc.
1209 Orange Street, 19801 Wilmington, Delaware, USA

with copies to:
Kelsey-Hayes Group
William R. Schorenburg,
Treasurer of the Kelsey-Hayes Group
fax 09-1-313-9418340

and to
Henry T. Pollock, Assistant Treasurer Varity Corporation fax 09-1-716-8888010

or to such other addresses as may from time to time be notified in writing by either party to the other.

ARTICLE 22  MISCELLANEOUS
- - ----------  -------------

1. Rabobank Nederland is, subject to mutual agreement with the Borrower (and, in the absence thereof, without prejudice to article 11, paragraph 1), at all times entitled to amend the provisions with regard to interest and fee.

2. For the purpose of this Facility Agreement Rabobank Nederland hereto chooses domicile at its office in Utrecht the Netherlands, 18, Croeselaan, and the Borrower accepts that for process-serving purposes only, notices served upon it at its registered address will be to deemed to have been properly communicated and served.

3. This Facility Agreement and the interpretation thereof shall be governed by the laws of the Netherlands.

4. Any suit, action or proceeding with respect to this Facility Agreement shall be brought before the competent courts in the Arrondissement of Amsterdam or such other courts in the Netherlands as Rabobank Nederland in its sole discretion may decide.

5. The Borrower represents that no agreement to which the Borrower is a party or by which it is bound will be contravened by the entrance into this Facility Agreement.

6. After execution of this Facility Agreement one or more subsidiaries of the Guarantor may enter into this Facility Agreement, provided that such subsidiary is acceptable to Rabobank Nederland and provided that the Guarantor will issue an unconditional and irrevocable guarantee in favour of Rabobank Nederland with respect to that subsidiary. Such entry will be effected through the execution of an accession agreement on such terms and conditions as Rabobank Nederland may approve.

7. As far as not contradictory to any provisions in this Facility Agreement, the offering letter dated September 17, 1993, with reference UC-P317/WH/ms/O300462 is fully applicable.

8. As far as not contradictory to any provisions in this Facility Agreement, the General Conditions applicable to the relations between Rabobank Nederland or its memberbanks and its customers, as filed at the Registrar's Office of the District Court of Amsterdam on November 6, 1987 are fully applicable.
     The Borrower herewith declares that it has received these General Conditions and to have taken due notice thereof.

SIGNED in Utrecht, The Hague and Wilmington respectively on the dates appearing hereafter.


I.   COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.



     /s/ K. Wever                              /s/ J.W. Slooten
     ------------------------------            -------------------------------

     date  Jan 21, 1994

II.  HEERLEN ABS MANUFACTURING C.V.



     duly represented by
     KELSEY-HAYES NETHERLANDS INC.



     /s/ W. Schnorenberg
     ------------------------------            -------------------------------

     date:  Jan 21, 1994

     and


     duly represented by
     KELSEY-HAYES HEERLEN INC.



     /s/ W. Schnorenberg
     ------------------------------            -------------------------------

     date:  Jan 21, 1994